EXHIBIT 99.1

Bank of the West, Brooke Savings Bank Sign Purchase Agreement

OVERLAND PARK, KS – September 13, 2007 – Bank of the West and Brooke Savings Bank, a wholly owned subsidiary of Brooke Corporation (NASDAQ: BXXX), today announced a definitive agreement for Brooke Savings Bank to purchase approximately $8 million in loans and $103 million in deposits. Brooke Savings Bank has agreed to pay a deposit premium of between $2.7 and $3.3 million. The transaction is expected to close within 150 days and is subject to regulatory approval and standard closing conditions.

These assets and deposits were acquired by referral from a network of contractual agents in Kansas. In 2005, Bank of the West acquired Commercial Federal Bank, a $10.4 billion-asset, 205-branch savings bank operating in seven states, which had acquired the Kansas agent network in its merger with Railroad Savings Bank. The agent network currently consists of Kansas-based bank agents that refer deposit and loan business to Bank of the West, which has 25 branches in the state.

“A relationship with Brooke Savings Bank provides bank agents an affiliation with an organization whose growth plans are focused almost entirely on agent banking,” said Gary Baugh, president and chief executive officer of Brooke Savings Bank. “Brooke Savings Bank expects the 45 agents to benefit from the advertising and marketing investments already made by Brooke’s network of more than 800 independent insurance agent locations. We believe that the proposed purchase of loans and deposits from Bank of the West will be beneficial to both bank agents and bank customers.” (more…)

“Bank of the West has a substantial branch system that we hope to expand upon in Kansas,” said Bob Dalrymple, executive vice president and manager of Bank the West’s Great Plains Division in Omaha. “This change in no way diminishes our commitment to banking services in Kansas, and it allows us to focus on our branch-centric model. This portfolio is a better fit for agent-focused Brooke Savings Bank, and we know that these customers will be well served.”

About Bank of the West

Founded in 1874, $58.4 billion-asset Bank of the West (www.bankofthewest.com) is the third-largest commercial bank based in the Western U.S. and one of the 25 largest in the U.S. Bank of the West offers a full range of business, trust, international and personal banking services. The bank currently operates more than 700 banking locations in 19 Western and Midwestern states, including 25 branches in Kansas, with 228 employees in the state.

About Brooke Savings Bank

Brooke Savings Bank (www.brookesavingsbank.com) is a federally chartered savings bank based in Kansas but authorized to conduct its operations throughout the United States. Brooke Savings Bank conducts its operations through commissioned agents who have contracted with the bank to refer deposit and loan customers. Brooke Savings Bank believes that agent banking represents a more efficient distribution system than traditional bank distribution systems and that this efficiency will ultimately result in pricing and other advantages to consumers.

This press release contains forward-looking statements by Brooke Savings Bank. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that Brooke Savings Bank’s purchase of loans and deposits generated through Bank of the West’s network will close, the uncertainty that Brooke Savings Bank will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for Brooke Savings’ products and services, the impact of competitive products and pricing, the ability to meet product demand, the exposure to market risks, the exposure to changes in interest rates, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by Brooke Corporation with the Securities and Exchange Commission. A more complete description of Brooke’s business is provided in Brooke Corporation’s most recent annual, quarterly and current reports, which are available from Brooke Corporation without charge or at http://www.sec.gov.